Filed Pursuant to Rule 433

Registration Statement No. 333-148154

EQT CORPORATION

$700,000,000

8.125% Senior Notes due 2019

Final Term Sheet

May 12, 2009

Issuer:	EQT Corporation

Legal Format:	SEC Registered

Size:	$700,000,000

Maturity Date:	June 1, 2019

Coupon (Interest Rate):	8.125%

Yield to Maturity:	8.173%

Spread to Benchmark Treasury:	+500 basis points

Benchmark Treasury:	U.S. Treasury 3.125% due May 15, 2019

Benchmark Treasury Yield:	3.173%

Interest Payment Dates:	Semi- annually on June 1 and on December 1, commencing on December 1, 2009

Make Whole Redemption Provision:	At any time at a discount rate of U.S. Treasury plus 50 basis points

Price to Public:	99.668%

Trade Date:	May 12, 2009

Settlement Date:	May 15, 2009 (T+3)

Ratings*:	Baa1/BBB/BBB+ (negative/stable/stable)

CUSIP/ISIN:	26884LAA7 / US26884LAA70

Joint Book-Runners:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC

Senior Co-Managers:	BMO Capital Markets Corp. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc.

Junior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. RBS Securities Inc. SG Americas Securities, LLC

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 (toll-free) or by calling Barclays Capital Inc. at 1-888-227-2275 extension 2663 (toll-free) or by calling Citigroup Global Markets Inc. at 1-877-858-5407 (toll-free) or by calling J.P. Morgan Securities Inc. at 1-212-834-4533 (collect) or by calling Wachovia Capital Markets, LLC at 1-800-326-5897 (toll-free).